Exhibit 10.22

Advisor Agreement

This Advisor Agreement (“Agreement”) is entered into as of the date set forth on the signature page by and between Nuvini S.A. (“Nuvini”) and the undersigned advisor (the “Advisor”).

The parties agree as follows:

1.	Services. Advisor agrees to provide assistance to as follows (collectively, the “Services”):

•	Manage M&A strategy & pipeline work, representing Nuvini with diligence, respect, and within legal practices before third parties of any nature.

•	Alongside CEO, presents and leads project discussions with broader stakeholders, specially founders and entrepreneurs of the targets

•	Financial modeling and analysis for the potential targets, in accordance with the internal processes set along with the finance area at Nuvini

•	Manages key working relationships across internal and external stakeholders

•	Support in identifying strong acquisition opportunities, running the proper analysis

•	Screen inbound opportunities and qualify investment potential based on key Nuvini criteria

•	Engage with sellers in due diligence of their companies to obtain the necessary materials to make an informed decision on a potential investment

•	Develop detailed financial models and business cases including projections, valuation, and investment return analyses

2.

Compensation. For the provision of the Services, Advisor shall be entitled to receive the compensation as detailed on Annex A. The costs involved in the day to day M&A activities will be paid on an approved budget.

3.

Agreement Not to Disclose. Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by Nuvini for Advisor’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. The Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of Nuvini.

4.

Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.

5.

No Conflicts. Advisor agrees to promptly notify Nuvini in writing of any competitor of Nuvini which Advisor is also performing services. It is understood that in such event, Nuvini will review whether Advisor’s activities are consistent with Advisor remaining as an advisor of Nuvini.

Ex. 10.22-1

6.	This does not classify as an employment relationship, it is an independent and impartial services agreement.

São Paulo, February 28th, 2022

Ex. 10.22-2

ANNEX A

Governing Law: Brazilian Law

Effective Date: February 28th, 2022.

In compensation for the Services, Nuvini will provide the following compensation to the Executive:

Total Number of Option to Purchase Common Stock: 285.171 units at current value of R$1.500.000 considering current strike price of R$5,26. This comprises 136.882 units, which is equivalent to a monthly compensation of R$60.000 x 12 + 13 monthly compensation equivalent to short term and long term incentive, equivalent to 148.289 units.

Vesting: Pro rata basis monthly over a 3 year period. Yearly conversion rights. 50% of unvested shares shall vest on closing of a sale of Nuvini or at the moment of any liquidity event (IPO/full sale of company). In case of an IPO, a lock-up period applies.

Termination: In case Nuvini or the Advisor decides to terminate the Agreement, a 30-day notice period applies. The notice must be in writing and can be delivered by e-mail to the other party by the interested.

/s/ Luiz Antonio Busnello	/s/ Pierre Schurmann	/s/ Carolina Carvalho Muller
Luiz Antonio Busnello	Pierre Schurmann	Carolina Carvalho Muller
01-Mar-2022 | 10:01 AM BRT	28-Feb-2022 | 9:37 AM PST	28-Feb-2022 | 1:48 PM BRT

Ex. 10.22-3

ANNEX B

Conditions for the variable compensation program:

The Score for achieving the Result on which the Variable Compensation multiple is based will consist of: (i) achievement of the company Result, with a weight of 70%, considering new revenue of R$100MM in M&As; (ii) achievement of the Individual Result, with a weight of 30% on the calculation of the Score, considering the performance evaluation to be carried out, in December 2022, by peers and subordinates, in addition to C-level Nuvini.

The variable remuneration will be paid proportionally to the months worked in the year 2022. The payment shall always be made in April of the following year, as the company’s results must be duly audited for the calculation of the variable remuneration to be completed.

TARGETS AND OBJECTIVES			CONDITIONS
Composition	Factor	Weight in %	SCORES	RESULT VS MULTIPLE
Company result	Carry out M&As that bring in at least R$100MM in new revenue	70%	<=74.99%	0%
			>75%<99.99%	35%
			>100%<114.99%	70%
			>=115%	88%
Individual result	Individual assessment (based on the final score after calibration)	30%	DID NOT TAKE OFF	0%
			NEEDS BOOST	15%
			IT’S FLYING	30%
			IT’S IN THE CLOUDS	38%

SALARY MULTIPLES (Earning potential)
Office	50%	100%	125%
Special Advisor	2.5	5	6.25

/s/ Luiz Antonio Busnello	/s/ Pierre Schurmann	/s/ Carolina Carvalho Muller

Luiz Antonio Busnello	Pierre Schurmann	Carolina Carvalho Muller
01-Mar-2022 | 10:01 AM BRT	28-Feb-2022 | 9:37 AM PST	28-Feb-2022 | 1:48 PM BRT

Ex. 10.22-4